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Exhibit 99.1 GULFMARK OFFSHORE, INC.

     Contract coverage report for 2001 and other information as of December 4, 2000

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YEAR 2001 CONTRACT COVER STATUS AS OF DECEMBER 4, 2000

Percent of days under firm contract by region:

North Sea. . . . . . . . . . . . . . . . . . . . .  70.1%
Southeast Asia . . . . . . . . . . . . . . . . . .  23.2
Brazil . . . . . . . . . . . . . . . . . . . . . .  95.7
                                                    ----
     Total Average                                  55.5%

Total EBITDA* related to the above contracts . . . $28.5 million

*Operating earnings before application of depreciation, interest, taxes and overhead allocation


     The above reflects the early release of the Highland Legend beginning in December 2000 for which the Company will recognize approximately $0.8 million in cancellation fees during the quarter ended December 31, 2000. The vessel was released due to the consolidation of North Sea operations by several operators.

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YEAR 2001 CAPITAL EXPENDITURES ESTIMATE ($ IN MILLIONS)

Newbuild Program. . . . . . . . . . . .  $25.7
Drydocking (13 vessels) . . . . . . . .    3.1
Other capital expenditures. . . . . . .    2.8
                                          ----
    Total . . . . . . . . . . . . . . .  $31.6

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AVERAGE AGE OF OWNED VESSELS BY REGION

                                         Years
                                         -----
North Sea . . . . . . . . . . . . . .    11.9
Southeast Asia. . . . . . . . . . . .    18.8
Brazil. . . . . . . . . . . . . . . .    13.9

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